Exhibit 10.3

Certain identified information (indicated by “[***]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

MUTUAL RELEASE

This Mutual Release (this “Release”) is entered into as of November 17, 2020 by and among: (a) Summit Midstream Partners Holdings, LLC, a Delaware limited liability company (“SMPH”) and Summit Midstream Partners, LLC, a Delaware limited liability company (together with SMPH, the “Company”); (b) each of the Lenders (as defined in the Credit Agreement referred to below) party hereto (collectively, the “Consenting Lenders” and, each individually, a “Consenting Lender”), and (c) Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent for the Lenders (in such capacities, the “Term Loan Agent”). The Consenting Lenders, the Term Loan Agent, and the Company are each referred to as a “Party” and collectively referred to as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 1.

RECITALS

WHEREAS, on the date hereof, the Company, the Lenders (including the Consenting Lenders), and the Term Loan Agent are parties to that certain term loan agreement, dated as of March 21, 2017 (as amended, supplemented or otherwise modified from time to time prior to the date hereof in accordance with the terms thereof, the “Credit Agreement”), pursuant to which the Lenders thereunder made certain loans and other financial accommodations to the Company;

WHEREAS, as of the date hereof, certain Events of Default have occurred and are continuing (the “Existing Events of Default”), and none of such Existing Events of Default have been cured or waived;

WHEREAS, as a result of the Existing Events of Defaults, the Obligations have been accelerated in accordance with the Credit Agreement and, as a result of the Company’s failure to pay the amounts due upon such acceleration, in accordance with the terms of the Loan Documents, the Required Lenders have directed the Term Loan Agent to consummate a strict foreclosure, and, in connection therewith, the Company and certain Consenting Lenders have entered into that certain Transaction Support Agreement, dated as of September 29, 2020 (as modified from time to time, the “TSA”), and the Company and Term Loan Agent have entered into that certain Strict Foreclosure Agreement, dated as of November 17, 2020 (as modified from time to time, the “Strict Foreclosure Agreement”); and

WHEREAS, in connection with the consummation of the strict foreclosure and other transactions contemplated by, relating to, or otherwise consummated in connection with, the TSA and Strict Foreclosure Agreement (collectively, the “Transaction”), each of the Parties have agreed to execute and deliver this Release.

AGREEMENT

NOW, THEREFORE, for the mutual promises, covenants and obligations set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, (i) capitalized terms not defined herein that are defined in the Credit Agreement or the TSA shall have the meanings ascribed to them in the Credit Agreement or the TSA, as applicable; and (ii) the following terms shall have the meanings ascribed to them in this Section 1:

(a) “Causes of Action” means any cause of action (including any avoidance action, right or claim arising under, pursuant to or set forth in sections 362, 506(c), 510, 542 through 550, 553 or 558 of the Bankruptcy Code or any state law equivalent), claim, controversy, counterclaim, cross claim, right of setoff, claim on contracts or for breaches of fiduciary duties imposed by law or in equity, demand, right, action lien, indemnity, suit, obligation, liability, damage, judgment, account, defense, power, privilege, license, franchise or recoupment of any kind or character whatsoever, assertable directly, indirectly or derivatively (including under alter ego theories), choate or inchoate, fixed or contingent, direct or indirect, disputed or undisputed, foreseen or unforeseen, known or unknown, liquidated or unliquidated, matured or unmatured, secured or unsecured, suspected or unsuspected, whether arising before, on, or after the Effective Time (as defined in Section 4(c) below), in contract or in tort, under statute, in law or in equity, or pursuant to any other theory of law or equity.

(b) “Final Order” means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending or, (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, (1) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order and (2) the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired.

(c) “Person” means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, estate, trust, governmental unit, or other entity, whether acting in an individual, fiduciary or other capacity.

(d) “Related Persons” means, as to any Person, such Person’s current and former direct and indirect subsidiaries, affiliates, members, managing members, funds, managers, officers, directors, agents, financial advisors, principals, accountants, investment bankers, consultants, attorneys, professionals, partners, other “controlling persons” (within the meaning of the United States federal securities laws) and other representatives (and each of their direct and indirect subsidiaries, affiliates, members, managing members, funds, managers, officers, directors, agents, financial advisors, principals, accountants, investment bankers, consultants, attorneys, professionals, partners, other “controlling persons” (within the meaning of the United States federal securities laws) and other representatives), solely in each case acting in such capacity in connection with the Transaction or the Credit Agreement, and any Person claiming by or through any of them.

(e) “Released Party” or “Released Parties” means the following, individually and collectively, as applicable: (a) the Company, (b) the Consenting Lenders; (c) the Term Loan Agent, (d) the Related Persons of each of the foregoing and (e) each of the predecessors and successors in interest and assigns of each of the foregoing.

(f) “Releasing Party” or “Releasing Parties” means the following, individually and collectively, as applicable, in its capacity as such, for and on behalf of itself and its Related Persons: (a) the Company; (b) the Consenting Lenders; (c) the Term Loan Agent and (d) each of the predecessors and successors in interest and assigns of each of the foregoing.

(g) “Restructuring Claims” has the meaning given thereto in Section 2(a).

2. Releases.

(a) Releases by the Releasing Parties. For good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, from and after the Effective Time, subject to clause (b) below, each of the Released Parties and their respective assets and properties shall be deemed unconditionally, irrevocably and forever released and discharged by each and all of the Releasing Parties from any and all Causes of Action that any such Releasing Party would have been legally entitled to assert in its own right (whether individually or collectively) or by, through or on behalf of the holder of any claim or ownership interest in a Releasing Party, or that any holder of any claim or ownership interest in such Releasing Party could have asserted by, through or on behalf of such Releasing Party, based on or relating to, or in any manner arising from, in whole or in part: (i) the Transaction, and the Company’s recapitalization efforts, restructuring efforts, or other action or service (including service on the board of directors of the Company) associated or related thereto; (ii) the Credit Agreement or the other Loan Documents; or (iii) any other act or omission, transaction, agreement, event, or other occurrence relating to the Company and taking place at or before the Effective Time, in each case, relating to the Credit Agreement, the other Loan Documents, and/or any of the Obligations (the foregoing, collectively, the “Restructuring Claims”). Each Releasing Party agrees and covenants not to assert or prosecute, or assist or otherwise aid any other Person in the assertion or prosecution of, any Restructuring Claims being released pursuant to this clause (a) against any of the Released Parties.

(b) Limitation of Releases. Notwithstanding anything in clause (a) above, the Parties agree that the releases in clause (a) above shall not apply to (and the term Restructuring Claims shall not include and shall not be construed to include) any of the following: (A) any of the rights of any Releasing Party to enforce this Release, any Definitive Documents or the TSA, and any Causes of Action under, or arising pursuant to, this Release, any Definitive Documents or the TSA, or any breaches hereunder or thereunder (including, without limitation, any breach of any representations and warranties hereunder or thereunder), (B) any Causes of Action against any Person who does not execute and deliver this Release (or a joinder hereto) or any such Person’s Related Persons, (C) any indemnification obligations owed by the Company or its Related Persons in favor of any of the Lenders or the Term Loan Agent (or their respective Related Persons) arising out of, or related to, this Release, any of the Loan Documents, the Definitive Documents, the TSA, or the consummation of the Transaction, (D) any rights of contribution between or among the Releasing Parties or exculpation by and among the Releasing Parties, (E) any Causes of Action by any Releasing Party against any Person other than the Released Parties, (F) any Causes of Action relating to any matters or obligations arising, any agreements entered into or delivered, any actions taken by any Person, or any transactions consummated, at or after the Effective Time (after giving effect to the Strict Foreclosure and entry into any Definitive Documents that are become effective concurrently with the Effective Time), and (G) any Causes of Action for gross negligence, willful misconduct, or actual fraud (in each case as determined by a Final Order of a court of competent jurisdiction).

The Parties further acknowledge and agree that, notwithstanding anything to the contrary herein, all releases, representations, warranties, covenants and other agreements made in this Release by any Consenting Lender that is a separately managed account or fund of an investment manager signatory hereto are being made only with respect to the assets or interests (and any Causes of Action related thereto) managed by such investment manager on behalf of such Consenting Lender, and shall not apply to (or be deemed to be made in relation to) any assets or interests (and any Causes of Action related thereto) that may be beneficially owned by such Consenting Lender that are not held through accounts or funds managed by such investment manager.

(c) No Reliance And No Duty To Disclose. Each of the Parties hereto, on behalf of itself and its Related Parties, in any capacity, agrees and acknowledges that (a) except as expressly provided in this Agreement, no other Party hereto or any other Released Party, in any capacity, has warranted or otherwise made any representations to it or any of its Related Parties concerning any Restructuring Claim (including any representation concerning the existence, nonexistence, validity or invalidity of any Restructuring Claim) and no Releasing Party has relied on any Released Party in providing the releases and covenants not to sue in this Article 2, (b) the validity and effectiveness of the foregoing releases and covenants not to sue in this Article 2 do not depend in any way on any such representations or warranties or the accuracy, completeness or validity thereof, (c) no other Party hereto or any other Released Party, in any capacity, has any duty to disclose or provide any facts or documents (whether material or immaterial, known or unknown, suspected or unsuspected) to it or any other Releasing Party, including any facts or documents which, if known by any Releasor, might have caused such Releasor or any Party hereto to which such Releasing Party is affiliated not to execute and deliver this Release and/or any of the other Definitive Documents, and (d) subject to Section 2(b), each such release and covenant not to sue shall remain in full force and effect even if any facts or documents (whether material or immaterial, known or unknown, suspected or unsuspected, foreseen or unforeseen) were not disclosed or provided (whether intentionally, unintentionally, or otherwise) by any Released Party to any Releasing Party, which facts or documents, if known by such Releasing Party, might have caused such Releasing Party or any Party hereto to which such Releasing Party is affiliated not to execute and deliver this Release and/or any of the other Definitive Documents. Nothing contained herein is intended to impair or otherwise derogate from any of the representations, warranties, or covenants expressly set forth in this Agreement or in the other Definitive Documents.

(d) Waiver of Statutory Limitations on Release. Except as otherwise set forth herein or as prohibited by law or statute, it is the intention of each Party to extinguish all released Causes of Action and consistent with such intention, each Party hereby expressly waives his, her, or its rights to the fullest extent permitted by law, to any benefits of the provisions of Section 1542 of the California Civil Code or any other similar state law, federal law, or principle of common law, which may have the effect of limiting the releases set forth herein, which reads in full as follow:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(e) Each Party acknowledges that he, she, or it may discover facts in addition to or different from those now known or believed to be true with respect to the subject matter of the releases granted herein, but acknowledges that it is his, her, or its intention to fully, finally, and forever settle, release and discharge any and all Restructuring Claims hereby known or unknown, suspected or unsuspected, which do or do not exist, or heretofore existed, and without regard to the subsequent discovery or existence of such additional or different facts.

(f) Notwithstanding anything to the contrary herein, nothing in this Release shall prohibit or impede any Party hereto from communicating, cooperating or filing a complaint with any U.S. federal, state or local law enforcement branch, agency or entity (collectively a “Governmental Entity”) with respect to any possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures relating thereto to any such Governmental Entity, in each case, that are protected under the whistleblower provisions of any provision of such law or regulation, provided that in each case (i) such communications and disclosures are consistent with applicable law and made in good faith and (ii) the information subject to such disclosure was not obtained by a Party through a communication that was subject to attorney-client privilege, unless disclosure of that information would otherwise be permitted by an attorney pursuant to 17 C.F.R. 205.3(d), applicable state attorney conduct rules, or otherwise.

(g) Notwithstanding anything to the contrary set forth herein, each of the Parties hereby expressly reserves all of its defenses to any Cause of Actions that may be asserted against any of them by any other Party, including, but not limited to, any defense that this Release releases any asserted Restructuring Claim.

3. Released Party Representations, Warranties and Covenants.

Each Released Party party hereto represents and warrants, after due inquiry and reasonable investigation, that, as of the Effective Time, neither it, nor any of its directors or officers is aware of any current or potential indemnification claims or other Causes of Action against it or any of them, or any facts or circumstances that would give rise to any potential indemnification claim or other Cause of Action.

4. Miscellaneous.

(a) Successors and Assigns. All covenants, rights, obligations and other agreements contained in this Release by, through or on behalf of any of the Parties bind and inure to the benefit of such Party and its respective successors and permitted assigns, whether so expressed or not. This Release, and the rights and obligations of each Party, shall not be assigned by such Party without prior written consent of the other Parties.

(b) Entire Agreement. This Release contains the entire understanding of the Parties with respect to the releases set forth herein.

(c) Effectiveness; Amendments. This Release (including the releases provided for herein, and the Parties’ respective rights and obligations hereunder) shall become automatically effective (and may be enforced by and against each Party hereto) as of the later of the time that (i) each Party hereto has executed and delivered this Release and (ii) the Closing Date (as defined in the Strict Foreclosure Agreement) has occurred (the “Effective Time”). For the avoidance of doubt, prior to the Effective Time, (x) none of the provisions of this Release shall be valid, binding or enforceable and (y) no Person shall be permitted to rely on, or shall have any rights or remedies with respect to, this Release. No modification, amendment or supplement to, or waiver, forbearance or consent under or with respect to, this Release (including any provision hereof, or any rights or obligations hereunder or arising in connection herewith) shall be effective without the prior written consent of each Party hereto.

(d) Severability. Any provision of this Release that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

(e) Counterparts. This Release may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all the Parties. This Release may be executed and delivered by facsimile, email, or otherwise and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

(f) Headings. The headings of the sections and subsections of this Release are inserted for convenience only and shall not affect the interpretation hereof.

(g) Governing Law. This Release shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York excluding choice-of-law principles of the laws of the State of New York that would permit the application of the laws of a jurisdiction other than the State of New York.

(h) Jurisdiction and Process; Waiver of Jury Trial.

i.

Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceedings of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other Party that in any way relates to this Release in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and the Parties irrevocably and unconditionally submit to the jurisdiction of such courts and agree that all claims in respect of any such action, litigation or proceeding relating to this Release may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. To the fullest extent permitted by applicable law, in connection with any such action, litigation or proceeding relating to this Release, the Parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

ii.	The Parties hereby waive trial by jury in any action brought on or with respect to this Release, or any other documents executed in connection herewith.

(i) Specific Performance. Each Party recognizes and acknowledges that a breach by such Party of any of its covenants or agreements contained in this Release may cause the other Parties to sustain damages for which such other Parties may not have an adequate remedy at law for money damages, and, therefore, such Party agrees that, in the event of any such breach by it, the other Parties may be able to seek the remedy of specific performance of one or more such breached covenants and agreements and injunctive and certain other equitable relief in addition to any other remedy to which such other Parties may be entitled, at law or in equity.

(j) Remedies Cumulative. All rights, powers and remedies provided under this Release or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

(k) No Waiver. The failure of any Party to exercise any right, power, or remedy provided under this Release or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

(l) Several, Not Joint, Obligations. The agreements and obligations of each of the Parties under this Release are, in all respects, several and not joint.

(m) Parties’ Use of Legal Counsel And Construction Of Release. Each Party hereby acknowledges that it has had the opportunity to be advised by its own legal counsel in connection with the negotiation, drafting, execution, and delivery and consummation of this Release. The Parties agree and acknowledge that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release or any amendments, exhibits or schedules hereto. Each Party has entered into this Release freely and voluntarily, without coercion, duress, distress or under influence by any other Persons or its respective shareholders, directors, officers, partners, agents or employees. Each of the Parties hereby acknowledges that (i) it has read this Release and knows its contents, (ii) it understands the terms and consequences of this Release, and (iii) the terms of this Release are fair and reasonable.

(n) Compromise; No Admission of Wrongdoing. This Release is entered into in compromise of disputed claims and defenses constituting the Restructuring Claims. No act or agreement in furtherance of the Release shall be construed in any way as an admission of fault, wrongdoing, or liability on the part of any Party and, for the avoidance of doubt, notwithstanding anything to the contrary, each Party hereby denies (and shall be deemed to deny) any fault, wrongdoing, or liability for any and all claims and Causes of Action, and no settlement of any Causes of Action against any such Party shall be permitted without such Party’s prior written consent. Neither this Release, nor any of its terms, shall be offered by any of the Parties in evidence in any arbitral, civil, criminal, administrative, or other proceeding as a concession or admission of fault, wrongdoing or liability; provided, that nothing in this section shall prevent any Party from using or offering this Release in evidence in any proceeding to enforce and/or effectuate the terms of this Release.

(o) No Third Party Rights. The provisions of this Release are for the benefit of the Parties, and unless otherwise provided herein, no other Person shall have any right or claim against any Party by reason of this Release or any provision hereof or be entitled to enforce any provision of this Release. Notwithstanding the foregoing, for the avoidance of doubt, the Released Parties may enforce the provisions of this Release, as set forth herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Release is entered into as of the date first written above.

Summit Midstream Partners Holdings, LLC

By:	/s/ J. HEATH DENEKE
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer

Summit Midstream Partners, LLC

By:	/s/ J. HEATH DENEKE
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer

[Summit Midstream – Mutual Release Agreement]

[***]

[Summit Midstream – Mutual Release Agreement]

Credit Suisse AG, Cayman Islands Branch:

By:	/s/ DIDIER SIFFER

Name:	Didier Siffer

Title:	Authorized Signatory

By:	/s/ MEGAN KANE

Name:	Megan Kane

Title:	Authorized Signatory